Exhibit 10.1

2012 EXECUTIVE INCENTIVE PROGRAM OVERVIEW

You have been selected to participate in the 2012 Executive Incentive Program (“Incentive Program”) based on your level of responsibility at CDI.

The purpose of the Incentive Program is to recognize and reward key executives of CDI who contribute to the overall financial performance of their area, business unit, and the Corporation overall. By rewarding the successful achievement of selected operating goals, CDI provides the opportunity to enrich your annual cash compensation while driving the behaviors needed to enhance Company performance.

Performance Year	• The performance year for the Incentive Program starts on January 1, 2012 and ends December 31, 2012.

Incentive Metrics and Weightings	• Your incentive award under the 2012 Executive Incentive Program is funded based on the following performance metrics:
Performance Metrics for Corporate Executives:
•   40% CDI Operating Profit
•   25% Revenue
•   15% Return on Net Assets (RONA)
•   20% Strategic Goals

For Corporate Executives the funded amount will be allocated 85% based on the performance metrics and 15% based on performance relative to individual objectives.

Incentive Metrics and Weightings (cont'd)	The following achievement and payout percentages apply to Operating Profit and RONA performance objectives.

	Percent Metric Achievement	Incentive Payout Percentage
	< 70%	0%
	70%	35.00%
	75%	48.75%
	80%	62.50%
	85%	76.25%
	90%	90.00%
	95%	95.00%
	100%	100.00%
	105%	105.00%
	110%	110.00%
	115%	132.50%
	120%	155.00%
	125%	177.50%
	130%	200.00%
	>130%	200.00%

	The following achievement and payout percentages apply to Revenue performance metrics:

	Percent Metric Achievement	Incentive Payout Percentage
	<92.8%	0%
	92.8%	35.00%
	95.2%	56.67%
	97.6%	78.34%
	100.0%	100.00%
	102.5%	116.67%
	105.0%	133.33%
	107.5%	150.00%
	110.0%	166.67%
	112.5%	183.33%
	115.0%	200.00%
	>115.0%	200.00%

	• Intermediate achievement will be interpolated on above payout scales.

Incentive Metrics and Weightings (cont'd)
• Operating Profit equals Revenue less Cost of Services less Operating Expenses

• If operating profit achievement is less than 60% of operating profit target, total maximum payout for participants is 25% of bonus target.

When Will I Receive My Award?
RONA

• Return on Net Assets (RONA) will be the trailing twelve months earnings before taxes divided by net assets. Net assets include total assets minus total liabilities (excluding cash and cash equivalents and income tax accounts). The target is an average of the quarterly RONA calculations.

• In the event a major client demands a change of payment terms, the Compensation Committee will review and determine whether to exclude the effects of such event from RONA.

• None of the following financial goals (Operating Profit, Revenue, or RONA) account for the impact of acquisitions, dispositions, restructuring, impairments and other extraordinary events that occur during the year that are outside normal operations. The Compensation Committee will review each of these events and determine whether to adjust any of the three financial targets or exclude the effects of such event(s) from the calculation(s).

Strategic Goals

• Incentive awards for the achievement of strategic goals will be based on an assessment by the Compensation Committee on a straight-line basis, e.g., for 80% achievement, the executive will receive an 80% payout.

• 2012 incentive awards, if any, are scheduled for payout in 2013, after the completion of CDI's audited financial year-end statements.

• All incentive payments at year-end are subject to review, approval, and discretionary adjustment by the Compensation Committee of CDI’s Board of Directors. The Compensation Committee and CDI's Board of Directors reserve the right to amend the terms of this plan or make other adjustments as they deem necessary in their sole discretion.

What If I Become Eligible After the Start of the Plan Year?

• If you become eligible after the start of the Plan year, you are still eligible to participate in the Incentive Program. However, your award will be prorated for the length of time in which you participated in the Program unless specified otherwise by your prior special written agreement.
• Proration of your incentive award depends on when you became eligible to participate. See the following chart to determine the proration formula that corresponds to the date your eligibility started.

	On or before 01/31/12		12/12 months (no proration)
	02/01/12 – 02/28/12	à	11/12 months
	03/01/12 – 03/31/12	à	10/12 months
	04/01/12 – 04/30/12	à	9/12 months
	05/01/12 – 05/31/12	à	8/12 months
	06/01/12 – 06/30/12	à	7/12 months
	07/01/12 – 07/31/12	à	6/12 months
	08/01/12 – 08/31/12	à	5/12 months
	09/01/12 – 09/30/12	à	4/12 months
	10/01/12 – 12/31/12	à	Discretionary *
Will My Target Incentive or Performance Measures Ever Change?

* Management has the discretion to allocate a prorated target incentive based on months with CDI (up to three months) for newly hired employees. Performance measures must be established and submitted to Corporate Compensation at the beginning of the employee’s tenure in order for the participant to be incentive eligible.

• Example 1: A newly hired employee who starts in July will be eligible to receive 6/12 (or half) of the yearly incentive.

• Example 2: An employee newly promoted into an executive incentive eligible position in September will be eligible to receive 4 months of the yearly target incentive opportunity.

• The target incentive award and performance measures established for you at the beginning of the Plan Year will remain the same unless there is a significant change in responsibility, such as a promotion to a different position. However, any salary or incentive change that occurs in the fourth quarter may not be reflected in your incentive opportunity until the following year.

• Changes in performance measures and incentive targets are prorated to the month the change is effective for incentive calculation purposes. This is also true of target incentive opportunity changes as well, with the exception of any change that occurs in the fourth quarter. Fourth quarter changes may not be reflected until the following year.

Will My Target Incentive or Performance Measures Ever Change? (continued)

• You will receive notice of a change in target award or performance measures after your Human Resources Executive notifies Corporate Compensation. This process ensures accurate financial accrual, administration, and conformity to Corporate Compensation guidelines.

What Happens to My Incentive If I Leave CDI?

Subject to the termination provisions below (or set forth in your employment agreement, if applicable), you must be employed by CDI on the day of incentive payouts to be considered for an incentive award.

• If you resign or are terminated by the Company for cause, at anytime, on or before the day of the bonus payouts, you will not be eligible to receive a bonus award.

• If your employment with the Company terminates (other than for resignation or for cause), before incentive payments are paid to other employees, you may be eligible for consideration of an award, but such an award and the amount, if any, is in no way guaranteed. If, in the sole discretion of the Company any award is considered, the award amount (if any) must be recommended by the CEO and must be approved by the Compensation Committee. If such an award is approved, it will be at the Company’s sole discretion and paid around the time all other bonus awards are paid.

• If your employment with the Company terminates due to retirement, you may be eligible for consideration of an award, but such award and the amount, if any, is in no way guaranteed. If, in the sole discretion of the Company any award is considered, the award amount (if any) must be recommended by the CEO and must be approved by the Compensation Committee. If such an award is approved, it will be at the Company’s sole discretion and paid around the time all other bonus awards are paid.

• If your employment with the Company terminates due to long term disability or death, a prorated award will be paid according to year-end financial statements, based on months of employment in that year.

Administration

• While you are a participant of the Incentive Program, you are not eligible to participate in any other short-term incentive program at CDI.

• Participants in the Executive Incentive Program are subject to the terms and conditions of CDI's Compliance Program and the Policy on Cash Bonus Awards and Equity Awards "Clawback" for CDI Corp. and CDI Corp’s. Related Companies; non-compliance may result in a reduction to the incentive in addition to disciplinary consequences.